Exhibit 5.1

Linklaters LLP
1290 Avenue of the Americas
New York, NY 10104
Telephone (1) 212 903 9000
Facsimile (1) 212 903 9100

Intapp, Inc.
3101 Park Blvd
Palo Alto, CA 94306

August 13, 2026

Ladies and Gentlemen,

We have acted as counsel to Intapp, Inc., a Delaware corporation (the “Issuer”) in connection with the preparation and filing of the Issuer’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the United States Securities and Exchange Commission on August 13, 2026, relating to the registration under the United States Securities Act of 1933, as amended (the “Securities Act”) of an additional 5,076,403 shares (the “Shares”) of the Issuer’s common stock, par value $0.001 (the “Common Stock”), that may be issued by the Issuer pursuant to the Intapp, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”) and the Intapp, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), each as previously approved by the Board of Directors of the Issuer (together, the “Plans”). The Shares are to be issued by the Issuer upon grant, vesting or exercise of certain stock-based awards (the “Awards”) to be granted pursuant to the Plans.

This opinion is limited to the Delaware General Corporation Law, and we express no opinion as to the effect of the laws of any other State of the United States or any other jurisdiction.

For the purpose of this opinion, we have examined the Registration Statement, the amended and restated certificate of incorporation of the Issuer, as in effect on the date hereof and as amended to date (the “Charter”); the amended and restated bylaws of the Issuer, as in effect on the date hereof and as amended to date (the “Bylaws”); the resolutions adopted by the Board of Directors of the Issuer (the “Board”); and such certificates and other documents, and such questions of law, as we have considered necessary or appropriate. We have assumed the accuracy of certificates of public officials and officers of the Issuer, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies, assumptions that we have not independently verified. In our opinion:

Linklaters LLP is a multinational limited liability partnership registered in England and Wales with registered number OC326345 including solicitors of the Senior Courts of England and Wales, members of the New York and District of Columbia Bars and foreign legal consultants in New York. It is a law firm authorized and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ, England or on www.linklaters.com.

Please refer to www.linklaters.com/regulation for important information on Linklaters LLP’s regulatory position.

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The Shares have been duly authorized by all necessary corporate action of the Issuer and, when and to the extent issued and delivered by the Issuer in accordance with the terms of the Awards and the Plans and paid for in full in accordance with the terms of the Plans and Awards, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Linklaters LLP